Exhibit 99.1

DESTINATION MATERNITY CORPORATION

CONTACT:
Judd P. Tirnauer
Executive Vice President & Chief Financial Officer
(215) 873-2278

For Immediate Release

DESTINATION MATERNITY REPORTS SALES
FOR FOURTH QUARTER AND FULL YEAR FISCAL 2014

Philadelphia, PA, October 9, 2014 -- Destination Maternity Corporation (Nasdaq: DEST), the world's leading maternity apparel retailer, today reported sales for the fourth quarter and full year fiscal 2014 ended September 30, 2014.

Net sales for the fiscal year ended September 30, 2014 decreased 4.3% to $517.0 million from $540.3 million reported for the full year fiscal 2013. Comparable sales data (which includes Internet sales) for the full year fiscal 2014 and 2013 is presented in the table below.

	Year Ended September 30,
	2014	2013
	% increase (decrease)
Comparable Sales
Reported basis	(3.7)%	2.6%
Adjusted for calendar timing shift	(3.7)%	3.2%

The decrease in total reported sales for the full year fiscal 2014 compared to the full year fiscal 2013 resulted primarily from the decrease in comparable sales and decreased sales related to the Company's continued efforts to close underperforming stores. Total sales of $517.0 million for the full year fiscal 2014 were below the low end of the Company's sales guidance range of $519.5 to $524.0 million provided in its July 30, 2014 press release, primarily due to the reported comparable sales decrease of 3.7%, which was below the low end of the Company's guidance range for a comparable sales decrease of between 2.3% and 3.0% for the year. The Company attributes this sales weakness to a number of factors, including a continued difficult overall economic and retail environment which resulted in decreased store traffic, and weaker consumer reception than expected to the Company's merchandise assortments.

The Company's sales for the full year fiscal 2014 were below the low end of the Company's expected sales range and, as a result of this sales shortfall, higher than planned price promotional and markdown activity to manage inventory, and management and organizational changes initiated during the fourth quarter, the Company expects diluted earnings per share for the full year to be between $0.81 and $0.86 per share, which is below the low end of the Company's prior earnings guidance range of $1.11 to $1.21 per share that was provided in the Company's July 30, 2014 press release, and significantly lower than fiscal 2013 earnings of $1.78 per share. The Company's full year fiscal 2014 earnings per share are expected to include approximately $0.01 per share of other charges (income) related to 1) the previously announced relocation of the Company's headquarters and distribution facilities, 2) the Company's now withdrawn proposal for a business combination with Mothercare plc, 3) management and organizational changes initiated by the Company during the fourth quarter, 4) the gain on sale of the Company's current headquarters/distribution facility, and 5) reductions of state income tax expense, net of federal expense, for settlements of uncertain income tax positions. Excluding the other charges (income), the Company's adjusted earnings for fiscal 2014 are expected to be between $0.82 and $0.87 per share, compared to the Company's previous guidance of adjusted earnings between $0.97 and $1.07 per share, and fiscal 2013 adjusted earnings of $1.69 per share.

Net sales for the fourth quarter of fiscal 2014 decreased 4.8% to $122.0 million from $128.3 million reported for the fourth quarter of fiscal 2013. Comparable sales data (which includes Internet sales) for the fourth quarter of fiscal 2014 and 2013 is presented in the table below.

	Fourth Quarter Ended September 30,
	2014	2013
	% increase (decrease)
Comparable Sales
Reported basis	(5.0)%	1.4%
Adjusted for calendar timing shift	(4.8)%	1.2%

The decrease in total reported sales for the fourth quarter of fiscal 2014 compared to the fourth quarter of fiscal 2013 resulted primarily from the decrease in comparable sales and decreased sales related to the Company's continued efforts to close underperforming stores. Total sales of $122.0 million for the fourth quarter of fiscal 2014 were below the low end of the Company's sales guidance range of $124.5 to $129.0 million provided in its July 30, 2014 press release, primarily due to the reported comparable sales decrease of 5.0%, which was below the low end of the Company's guidance range for a comparable sales change of between a decrease of 2.5% and an increase of 0.5% for the quarter.

As a result of the sales shortfall, higher than planned price promotional and markdown activity to manage inventory, and management and organizational changes initiated during the quarter, the Company expects a loss for the fourth quarter of between $0.09 and $0.14 per share. The Company's fourth quarter fiscal 2014 earnings (loss) per share are expected to include approximately $0.04 per share of other charges (income). The Company's prior earnings guidance range that the Company provided in its July 30, 2014 press release was for earnings of $0.16 to $0.26 per share, including net other income of approximately $0.12 per share, primarily from the gain on sale of the Company's headquarters/distribution facility. Excluding the other charges (income), the Company's adjusted earnings (loss) for the fourth quarter are expected to be a loss of between $0.05 and $0.10 per share, compared to the Company's previous guidance of adjusted earnings between $0.04 and $0.14 per share, and fourth quarter fiscal 2013 adjusted earnings of $0.33 per share.

Anthony M. Romano, Chief Executive Officer of Destination Maternity, noted, "We are obviously very disappointed in our performance during fiscal 2014. Since joining Destination Maternity two months ago, I have invested my time learning about our business, our team and, most importantly, our customer.  I see an opportunity for us at Destination Maternity to enhance our relationship with our customer through continuous improvement in both the product we offer to her, as well as her shopping experiences, online and in stores.  Over the next few months I will continue learning and working with our management team and our Board of Directors to further craft our go-forward strategy for fiscal 2015 and beyond.  We will share more details of this strategy in our earnings release for the full year fiscal 2014, which we expect to issue on December 4, 2014."

For the quarter ended September 30, 2014, the Company opened six stores, including two Destination Maternity nameplate stores, and closed 13 stores, including five closings related to Destination Maternity nameplate store openings. For the year ended September 30, 2014, the Company opened 22 stores, including eight Destination Maternity nameplate stores, and closed 50 stores, including seven closings of Destination Maternity nameplate stores and nine store closings related to Destination Maternity nameplate store openings. As of September 30, 2014, the Company operates 568 stores, 1,326 leased department locations and 1,894 total retail locations, compared to 596 stores, 1,311 leased department locations and 1,907 total retail locations operated as of September 30, 2013.

Days Adjustment Calendar Shift

Destination Maternity reports sales on a calendar quarter basis, rather than on a "4-5-4 retail fiscal calendar" where each fiscal week and fiscal quarter starts on a Sunday and ends on a Saturday.  Thus, for each calendar quarter, there is a "days adjustment calendar shift" which may help or hurt reported calendar quarter sales and comparable sales due to different days of the week typically contributing more sales than other days of the week.  In order to quantify and eliminate the effect on reported comparable sales results of the "days adjustment calendar shift", the Company also presents comparable sales on a calendar-adjusted basis. For the fourth quarter of fiscal 2014, calendar-adjusted comparable sales were measured for the period Tuesday July 1, 2014 through Tuesday September 30, 2014 compared to the period Tuesday July 2, 2013 through Tuesday October 1, 2013. The Company estimates the calendar shift unfavorably impacted its reported comparable sales for the fourth quarter of fiscal 2014 by approximately 0.2 percentage points. Thus, calendar-adjusted comparable sales for the fourth quarter of fiscal 2014 decreased 4.8%, compared to the reported comparable sales decrease of 5.0%. For the full year fiscal 2014, calendar-adjusted comparable sales were measured for the period Tuesday October 1, 2013 through Tuesday September 30, 2014 compared to the period Tuesday October 2, 2012 through Tuesday October 1, 2013. The Company estimates the calendar shift had negligible impact on its reported comparable sales for the full year fiscal 2014. Thus, both calendar-adjusted comparable sales and reported comparable sales for the full year fiscal 2014 decreased 3.7%. The Company estimates the calendar shift favorably impacted its reported comparable sales for the fourth quarter of fiscal 2013 by approximately 0.2 percentage points. The Company estimates the calendar shift unfavorably impacted its reported comparable sales for the full year fiscal 2013 by approximately 0.6 percentage points, primarily as a result of 1) having one less Saturday and Sunday versus the full year fiscal 2012, and 2) having one less day versus the full year fiscal 2012 due to the leap year in 2012.

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Destination Maternity Corporation is the world's largest designer and retailer of maternity apparel. In the United States and Canada, as of September 30, 2014, Destination Maternity operates 1,894 retail locations, including 568 stores, predominantly under the tradenames Motherhood Maternity®, A Pea in the Pod®, and Destination Maternity®, and 1,326 leased department locations, and sells on the web through its DestinationMaternity.com and brand-specific websites. Destination Maternity also distributes its Oh Baby by Motherhood® collection through a licensed arrangement at Kohl's® stores throughout the United States and on Kohls.com. In addition, Destination Maternity has international store franchise and product supply relationships in the Middle East, South Korea and Mexico. As of September 30, 2014, Destination Maternity has 78 international franchised locations, including 19 Destination Maternity branded stores and 59 shop-in-shop locations. During the second half of fiscal 2014 the Company commenced its previously announced expansion in Mexico, pursuant to its franchise agreement with El Puerto de Liverpool, S.A.B. de C.V., the largest department store company in Mexico, with the opening of 47 shop-in-shops in Liverpool's department stores, and two freestanding Destination Maternity stores in Mexico, with plans to open additional shop-in-shops and freestanding stores in Mexico in the future.

The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including those regarding earnings, net sales, comparable sales, other results of operations, liquidity and financial condition, potential acquisitions and various business initiatives, involve risks and uncertainties, and are subject to change based on various important factors. The following factors, among others, in some cases have affected and in the future could affect the Company's financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: the continuation of the economic recovery of the retail industry in general and of apparel purchases in particular, our ability to successfully manage our various business initiatives, our ability to successfully pursue, complete and manage any acquisitions and related matters, adverse effects on the market price of our common stock and on our operating results because of a failure to complete any proposed acquisition, failure to realize any benefits of any proposed acquisition, the success of our international business and its expansion, our ability to successfully manage and retain our leased department and licensed relationships and marketing partnerships, future sales trends in our existing retail locations and through the Internet, unusual weather patterns, changes in consumer spending patterns, raw material price increases, overall economic conditions and other factors affecting consumer confidence, demographics and other macroeconomic factors that may impact the level of spending for apparel, expense savings initiatives, our ability to anticipate and respond to fashion trends and consumer preferences, unanticipated fluctuations in our operating results, the impact of competition and fluctuations in the price, availability and quality of raw materials and contracted products, availability of suitable store locations, continued availability of capital and financing, our ability to hire and develop senior management and sales associates, our ability to develop and source merchandise, our ability to receive production from foreign sources on a timely basis, potential stock repurchases, our ability to continue our regular quarterly cash dividend, the trading liquidity of our common stock, changes in market interest rates, our ability to successfully manage and accomplish our planned relocations of our headquarters and distribution operations with minimal disruption to our overall operations, war or acts of terrorism and other factors set forth in the Company's periodic filings with the U.S. Securities and Exchange Commission (the "SEC"), or in materials incorporated therein by reference. Although it is believed that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct and persons reading this announcement are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as at the date of this announcement. The Company assumes no obligation to update or revise the information contained in this announcement (whether as a result of new information, future events or otherwise), except as required by applicable law.